                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_]  Confidential, for Use of the
     Commission Only (as Permitted by
     Rule 14a-6(e)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12


                                Airborne, Inc.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     (2) Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4) Proposed maximum aggregate value of transaction:

     (5) Total fee paid:

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     (2) Form, Schedule or Registration Statement No.:

     (3) Filing Party:

     (4) Date Filed:

Notes:

                                AIRBORNE, INC.
                       3101 Western Avenue, P.O. Box 662
                           Seattle, Washington 98111

                           NOTICE OF ANNUAL MEETING
                                OF SHAREHOLDERS

                           TO BE HELD APRIL 24, 2001

  Notice is hereby given that the annual meeting of the shareholders of Airborne, Inc., a Delaware corporation (the "Company"), has been called and will be held on April 24, 2001, at 10:00 a.m., Seattle time, at The Westin Hotel, 1900 Fifth Avenue, Seattle, Washington for the following purposes:

  1. To elect four directors for terms of three years.

  2. To consider and vote upon a proposal to approve the selection of Deloitte & Touche LLP as independent auditors.

  3. To hear and consider reports from officers of the Company.

  4. To transact such other business, including consideration of shareholder proposals, as may properly come before the meeting and any adjournments thereof.

  The foregoing matters are described in more detail in the Proxy Statement that is attached to this notice.

  Only holders of record, as of the close of business on February 20, 2001, of shares of Common Stock of the Company will be entitled to notice of and to vote at the meeting and any adjournments thereof.

                                            By order of the Board of Directors

                                            /s/ David C. Anderson

                                            DAVID C. ANDERSON
                                            Secretary

  SHAREHOLDERS ARE URGED TO FILL IN, SIGN AND RETURN THE ENCLOSED PROXY IN THE ENCLOSED ENVELOPE WHETHER OR NOT THEY PLAN TO ATTEND THE MEETING.

                                PROXY STATEMENT

                                AIRBORNE, INC.
         3101 Western Avenue, P.O. Box 662, Seattle, Washington 98111

                ANNUAL MEETING OF SHAREHOLDERS, APRIL 24, 2001

                        Date of Mailing: March 13, 2001

  This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors (the "Board") of Airborne, Inc., a Delaware corporation, for use at the annual meeting of shareholders to be held at The Westin Hotel, 1900 Fifth Avenue, Seattle, Washington at 10:00 a.m., Seattle time, on Tuesday, April 24, 2001, and at any adjournments thereof. As used herein, "Airborne" or the "Company" refers to Airborne, Inc., or its predecessor, Airborne Express, Inc., a Delaware corporation formerly known as Airborne Freight Corporation. Georgeson Shareholder Communications, Inc. of New York City has been employed to solicit proxies (through approximately 50 of its employees) by mail, telephone, or personal solicitation, for a fee to be paid by the Company of not more than $8,000. Officers and regular employees of the Company may solicit proxies by telephone, telegram, and personal calls, the cost of which will be borne by the Company.

  At the annual meeting, the holders of shares of Common Stock of the Company will (1) elect four directors for terms of three years and until their successors have been elected and have qualified, (2) consider and vote on a proposal to approve Deloitte & Touche LLP as independent auditors, (3) hear and consider reports from officers of the Company, and (4) transact such other business, including consideration of shareholder proposals, as may properly come before the meeting and any adjournments thereof.

                             VOTING AT THE MEETING

  Only holders of record, as of the close of business on February 20, 2001 of shares of Common Stock of the Company will be entitled to notice of and to vote at the meeting and any adjournments thereof. The Common Stock is the only class of voting securities of the Company currently outstanding. On February 20, 2001, there were 48,103,545 shares of Common Stock outstanding (exclusive of 3,240,526 treasury shares), all of which will be entitled to vote at the annual meeting on April 24, 2001. At the meeting, the presence in person or by proxy of a majority of the outstanding shares is required for a quorum.

  In deciding all matters at the meeting, other than the election of directors, each shareholder will be entitled to one vote for each share of stock held on the record date. For the election of directors, cumulative voting applies, so that each shareholder will have the right to vote the number of shares owned on the record date for as many persons as there are directors to be elected; to cumulate such shares and give one nominee as many votes as the number of directors to be elected (four) multiplied by the number of shares held; or to distribute such number of votes among as many nominees and in such amounts as the holder shall determine. For shareholders voting by proxy, provision is made on the proxy card for instructions as to the manner of allocating votes.

  Election of the persons nominated to serve as directors requires a plurality of all the votes cast for directors. This means that the four individuals who receive the largest number of votes cast are elected as directors. Approval of the selection of Deloitte & Touche LLP as independent auditors and each of the shareholder proposals requires the affirmative vote of a majority of the votes cast by the holders of shares represented in person or by proxy at the meeting and entitled to vote thereon.

  Shareholders may withhold their vote from one or more of the nominees for director and may abstain from voting on the selection of Deloitte & Touche LLP as independent auditors and the shareholder proposals. Votes that are withheld in the election of directors will be excluded in determining whether a nominee has received a plurality of the votes cast. If a shareholder abstains from voting on the proposal to approve the selection of Deloitte & Touche LLP as independent auditors or any shareholder proposal, the abstention will have no effect on the proposal.

  Brokerage firms holding shares in street name for customers are required to vote such shares in the manner directed by their customers. In the absence of timely directions, firms who are members of the New York Stock Exchange will have discretion to vote their customers' shares on election of directors and the selection of Deloitte & Touche LLP as independent auditors. However, the shareholder proposals are non-discretionary, and brokers who receive no instructions from their customers will not be able to vote those customers' shares on those proposals. Under applicable Delaware law, such broker non-votes will have no effect on the shareholder proposals.

  All shares represented by the enclosed proxy, if it is returned prior to the meeting, will be voted in the manner specified by the shareholder. Unless a shareholder provides specific instructions to withhold votes from, or to allocate them to, one or more nominees for director, the persons named in the proxy will be authorized to vote the shares represented thereby FOR the election of the nominees for director and in their discretion to cumulate votes and allocate them among the nominees to the extent and the manner necessary to assure the election of all of the nominees. If any listed nominee becomes unavailable, the persons named in the proxy may vote for any substitute designated by the Nominating Committee of the Board; however, management at this time has no reason to anticipate that this will occur. To the extent specific instructions are not given with respect to approval of the selection of Deloitte & Touche LLP as independent auditors, the shares represented by the proxy will be voted FOR approval. To the extent specific instructions are not given with respect to the shareholder proposals, the shares represented by the proxy will be voted AGAINST these proposals.

  You may revoke your proxy at any time before it has been voted by voting in person at the meeting, by giving written notice of revocation to the Secretary of the Company, or by giving a later dated proxy at any time before the voting.

  To the best of the Company's knowledge, as of February 20, 2001, shareholders owning over 5% of the outstanding Common Stock of the Company were as follows:

                            Holders of Common Stock

                                              Percentage of
                                    Number of Common Stock
   Name and Address                  Shares    Outstanding
   ----------------                 --------- -------------
   Franklin Resources, Inc.         6,104,487     12.7%
   777 Mariners Island Blvd.
   San Mateo, California 94404

   Vanguard PRIMECAP Fund           3,400,000      7.1%
   P.O. Box 2600
   Valley Forge, PA 19482

   Westport Asset Management, Inc.  2,617,400      5.4%
   253 Riverside
   Westport, CT 06880

Information in this table is based on reports on Schedule 13G, or amendments thereto, filed with the Securities and Exchange Commission.

                             ELECTION OF DIRECTORS

  The Company's Bylaws provide for no fewer than eight and no more than twelve directors, as determined from time to time by the Board. The Company's Board currently consists of ten members, divided into three classes with terms expiring at the April annual meeting as follows:

Class A (four positions with terms expiring in 2001):
    Carl D. Donaway
    Harold M. Messmer, Jr.
    Mary Agnes Wilderotter
    Rosalie J. Wolf

Class B (three positions with terms expiring in 2002):
    Robert G. Brazier
    James H. Carey
    Andrew B. Kim

Class C (three positions with terms expiring in 2003):
    Robert S. Cline
    Richard M. Rosenberg
    William Swindells

  At the annual meeting, four persons will be elected to fill the Class A positions, generally for terms of three years, to hold office until the annual meeting of shareholders in the year their terms expire (2004) and until their respective successors have been elected and shall have qualified as provided by the Bylaws. Mr. Donaway, Mr. Messmer, Ms. Wilderotter and Ms. Wolf are present directors of the Company and have been nominated to continue as directors.

               Nominees for Directors to Serve a Three-Year Term

                       Class A (Terms to Expire in 2004)

Carl D. Donaway, age 49, President and Chief Operating Officer of the Company.

    Mr. Donaway has served as President and Chief Operating Officer of the Company since August 2000. He was appointed Senior Executive Vice President of the Company in February 2000. Prior to that time, he was President and Chief Executive Officer of ABX Air, Inc., the Company's wholly-owned airline subsidiary, and Vice President, Business Analysis, and Vice President, Customer Service, of the Company. Mr. Donaway has been a director of the Company since August 2000.

Harold M. Messmer, Jr., age 55, Chairman and Chief Executive Officer, Robert Half International Inc. (personnel services).

    Mr. Messmer has been Chairman and Chief Executive Officer of Robert Half International Inc. since 1987. Mr. Messmer is also a director of Health Care Property Investors, Inc. and Spieker Properties, Inc. Mr. Messmer, a director of the Company since 1989, serves as Chairman of the Nominating Committee and a member of the Compensation Committee.

Mary Agnes Wilderotter, age 46, President and Chief Executive Officer, Wink Communications (telecommunications).

    Ms. Wilderotter has been President, Chief Executive Officer and a director of Wink Communications since January 1997. From August 1995 to January 1997, she was Executive Vice President of National Operations for AT&T Wireless Services Inc., and Chief Executive Officer of Claircom, its aviation communications division. From October 1991 to August 1995, Ms. Wilderotter was President of the California/Nevada/Hawaii Region for McCaw Cellular Communications Inc. She is a director of American Tower Corporation; Electric Lightwave Inc.; Gaylord Entertainment; and The McClatchy Company. Ms. Wilderotter has been a director of the Company since 1996 and is a member of the Nominating Committee.

Rosalie J. Wolf, age 59, Managing Director, Laurel Management Company L.L.C. (investment advisor).

    Ms. Wolf joined Laurel Management Company L.L.C. as a Managing Director and member in 2001. In 2000, she founded and was the Managing Member of Botanica Capital Partners LLC, a private equity business. Ms. Wolf was Treasurer and Chief Investment Officer of The Rockefeller Foundation from 1994 to 2000. Ms. Wolf serves on the Board of Trustees of TIAA-CREF and is a director of The Sanford C. Bernstein Fund Inc. She has been director of the Company since 1999 and is a member of the Audit Committee.

           Continuing Directors--Not Standing for Election This Year

                       Class B (Terms to Expire in 2002)

Robert G. Brazier, age 63, Vice Chairman of the Company.

    Mr. Brazier has served as Vice Chairman of the Company since August 2000. Prior to that time, he served as President of the Company since 1978 and as Chief Operating Officer since 1973. Mr. Brazier has been a director of the Company since 1974 and is a member of the Executive Committee.

James H. Carey, age 68, Managing Director, Briarcliff Financial Associates (private financial advisory firm).

    Mr. Carey has been Managing Director of Briarcliff Financial Associates since 1991. He served as Chief Executive Officer of National Capital Benefits Corporation, a viatical settlement company, from March 1994 to December 1995. Mr. Carey is a director of the S.G. Cowen Group of Mutual Funds and the Midland Company. He has been a director of the Company since 1978 and is a member of the Compensation Committee.

Andrew B. Kim, age 64, Advisory Director, Sit/Kim International Investment Associates, Inc. (investment company).

    Mr. Kim served as President of Sit/Kim International Investment Associates, Inc., from 1989 to 1999 when he retired. Mr. Kim is a director of Ilshin Investment Corp. and Dong-A Venture Investment in Seoul, Korea; Asia Foods in Shanghai, China; and the Vertical Group of New York. Mr. Kim has been a director of the Company since 1994 and serves as Chairman of the Audit Committee and a member of the Nominating Committee.

                       Class C (Terms to Expire in 2003)

Robert S. Cline, age 63, Chairman and Chief Executive Officer of the Company.

    Mr. Cline has served as Chairman and Chief Executive Officer of the Company since 1984. Prior to that time, he served as Vice Chairman, Executive Vice President, Chief Financial Officer, Senior Vice President-Finance and Vice President-Finance. He serves as a director of Safeco Corporation and Esterline Technologies Corp. Mr. Cline, a director of the Company since 1973, is Chairman of the Executive Committee.

Richard M. Rosenberg, age 70, Chairman and Chief Executive Officer (Retired) of BankAmerica Corporation and Bank of America, NT&SA.

    Mr. Rosenberg served as Chairman, President and Chief Executive Officer of Bank of America from 1990 to 1996 when he retired. Mr. Rosenberg serves as a director of Northrop Grumman Corporation. Mr. Rosenberg, a director of the Company since 1988, is Chairman of the Compensation Committee and a member of the Executive Committee.

William Swindells, age 70, Chairman, Willamette Industries, Inc. (forest products).

    Mr. Swindells has served as Chairman of the Board of Directors of Willamette Industries, Inc., since 1985 and as its Chief Executive Officer from 1985 to 1996 and from November 1997 to December 1998. He is a director of Oregon Steel Mills. Mr. Swindells has been a director of the Company since 1994 and is a member of the Audit Committee.

                       BOARD OF DIRECTORS AND COMMITTEES

  The full Board of Directors met six times during 2000. No incumbent member attended fewer than 75% of the meetings of the Board of Directors and Board committees of which he or she was a member during 2000.

Board Committees

  The Board has a standing Audit Committee, Compensation Committee, Nominating Committee and Executive Committee. Each committee, other than the Executive Committee, consists exclusively of non-employee directors.

  Audit Committee. The Audit Committee is composed currently of Mr. Kim, Chairman; Mr. Swindells; and Ms. Wolf. The committee is charged with reviewing and approving the scope of the audit of the books and accounts of the Company and its subsidiaries, recommending the employment and retention of a firm of independent auditors to conduct such audit, reviewing the Company's financial reporting and control systems and reporting to the Board thereon. The committee met three times during 2000.

  Compensation Committee. The Compensation Committee is composed currently of Mr. Rosenberg, Chairman; Mr. Carey; and Mr. Messmer. It is charged with the review of and recommendation to the full Board on matters relating to salaries of officers and all other forms of executive and key employee compensation and benefits; evaluating the performance of the Chief Executive Officer; considering, when appropriate, the appointment of a new Chief Executive Officer and candidates for appointment to other offices; and recommending the level and form of compensation for non-employee directors. The committee met four times during 2000.

  Nominating Committee. The Nominating Committee is composed currently of Mr. Messmer, Chairman; Mr. Kim; and Ms. Wilderotter. It is charged with searching for and recommending to the Board potential nominees for Board positions. The committee met once during 2000.

  Any shareholder recommendations for nominations to the Board of Directors for consideration by the Nominating Committee for the 2002 Annual Meeting should be forwarded to Mr. Harold M. Messmer, Jr., Chairman, Nominating Committee, Airborne, Inc., P.O. Box 662, Seattle, Washington 98111-0662, so as to be received no later than November 13, 2001.

  Executive Committee. The Executive Committee currently consists of Mr. Cline, Chairman; Mr. Brazier; and Mr. Rosenberg. It is authorized to act in lieu of the full Board on various matters between Board meetings.

Director Compensation

  Non-employee directors received an annual fee of $22,000 in 2000 plus $1,500 for each Board and Committee meeting attended.

  The Company has a Directors Stock Option Plan ("Option Plan") and Director Stock Bonus Plan ("Bonus Plan") for non-employee directors of the Company. The Option Plan provides each such director annual grants of options to acquire 2,000 shares of the Company's Common Stock at an exercise price equal to the closing sales price on the New York Stock Exchange on the date of grant. Under the Bonus Plan, each director receives an annual award of shares of the Company's Common Stock having a value of $6,000 on the award date. The issuance of shares is deferred until the director retires or otherwise ceases to be a director of the Company.

                         STOCK OWNERSHIP OF MANAGEMENT

  The following table sets forth information as to the shares of Common Stock beneficially owned (or deemed to be beneficially owned pursuant to the rules of the SEC) by each director of the Company, by the Chief Executive Officer and the five other most highly compensated executive officers of the Company (the "named executive officers") and by all directors and executive officers as a group:

                                             Common Stock of
                                               the Company         Percentage of
                                            Beneficially Owned     Common Stock
Name                                          as of 2/20/01         Outstanding
----                                        ------------------     -------------

Directors

James H. Carey.............................        16,432 /1/,/2/        *

Andrew B. Kim..............................        42,204 /1/,/2/        *

Harold M. Messmer, Jr. ....................        25,032 /1/,/2/        *

Richard M. Rosenberg.......................        27,032 /1/,/2/        *

William Swindells..........................        21,882 /1/,/2/        *

Mary Agnes Wilderotter.....................        11,003 /1/,/2/        *

Rosalie J. Wolf............................         5,473 /1/,/2/        *

Named Executive Officers

Robert S. Cline/3/ ........................       662,209 /5/          1.37%

Robert G. Brazier/3/ ......................       779,013 /5/          1.61%

Carl D. Donaway/3/ ........................        89,098 /5/            *

Kent W. Freudenberger/4/ ..................       133,000 /5/            *

Kenneth J. McCumber........................        47,363 /5/            *

Lanny H. Michael...........................        43,321 /5/            *

All Directors and Executive Officers as a
 Group (16 persons)........................     1,964,559 /6/          4.00%

--------
*  Less than 1% of Common Stock outstanding.

/1/Includes shares subject to options granted under the Company's stock option plans as follows: Mr. Carey, 14,000; Mr. Kim, 16,000: Mr. Messmer, 20,000; Mr. Rosenberg, 20,000; Mr. Swindells, 8,000; Ms. Wilderotter, 10,000 and Ms. Wolf, 4,000.

/2/Includes 1,032 shares for each director (except 803 shares for Ms.
   Wilderotter and 473 shares for Ms. Wolf) issuable under the Director Stock Bonus Plan.

/3/Mr. Cline, Mr. Brazier and Mr. Donaway also serve as directors.

/4/Mr. Freudenberger retired from the Company in October 2000.

/5/Includes shares subject to options granted under the Company's stock option plans as follows: Mr. Cline, 357,779; Mr. Brazier, 268,815; Mr. Donaway, 67,520; Mr. Freudenberger, 89,251; Mr. McCumber, 32,458 and Mr. Michael, 37,705.

/6/Includes 951,964 shares (inclusive of the shares mentioned in Notes 1, 2 and 5, above) subject to options or issuable under the Director Stock Bonus Plan.

                            EXECUTIVE COMPENSATION

Summary Compensation Table

  The following table sets forth information concerning annual and long-term compensation paid or accrued during calendar years 2000, 1999 and 1998 for services in all capacities to the Company by the named executive officers:

                                                     Long-Term
                                                    Compensation
                                                      Awards:
                                       Annual       ------------
                                    Compensation     Securities
 Name and Principal              ------------------  Underlying     All Other
 Position                   Year Salary/1/  Bonus     Options    Compensation/2/
 ------------------         ---- --------- -------- ------------ ---------------
Robert S. Cline             2000 $650,000  $     --    85,500        $13,999
 Chairman, Chief Executive  1999  604,000        --    84,000         18,867
 Officer and Director       1998  590,346   531,311   150,000         20,931

Robert G. Brazier           2000  555,000        --    59,500         10,094
 Vice Chairman and Director 1999  519,500        --    57,000         14,391
                            1998  510,462   401,988    92,000         17,800

Carl D. Donaway             2000  465,231        --    43,000         12,057
 President and Chief        1999  323,000        --    24,000         13,733
 Operating Officer          1998  319,039   189,030    40,000         17,366
 and Director

Kent W. Freudenberger/3/    2000  339,500        --    27,500          9,647
 Executive Vice President,  1999  323,000        --    24,000         13,733
 Marketing Division         1998  319,039   198,601    40,000         17,245
  (Retired)

Kenneth J. McCumber/4/      2000  214,596    91,182     8,950          7,571
 Senior Vice President,     1999  181,750    96,430     6,000         11,129
 Sales                      1998  162,692   164,887     4,000         14,694

Lanny H. Michael/4/         2000  221,696    28,067     9,300          7,664
 Senior Vice President      1999  181,300    18,257     9,000         11,129
 and Chief Financial        1998  179,181   105,985     5,800         14,992
 Officer

--------
/1/The named executive officers are paid their annual base salary on a biweekly basis. Total salary paid in different calendar years may vary depending on the number of pay periods that fall in each year. The specific amounts shown here reflect that 1998 had one more pay period than 2000 and 1999.

/2/A portion of the amounts shown as All Other Compensation for 2000 represents contributions by the Company to the accounts of the named executive officers under the Company's defined contribution plan, including 401(k) matching contributions ($ 385 for Mr. Brazier; $3,914 for Mr. Michael and $3,955 for each of the other named executive officers). The balance of the amounts shown in this column for 2000 represents premiums paid on term life insurance for the named executive officers.

/3/Mr. Freudenberger retired from the Company in October 2000.

/4/Mr. McCumber and Mr. Michael were promoted in late 2000 to their executive officer positions, but remained eligible under the Management Incentive Compensation Plan (a non executive officer incentive plan) for 2000 based on their previous positions with the Company. Bonuses were paid in 1999 and 2000 based on specific performance measured against individual objectives.

Option Grants in 2000

  The following table shows information concerning stock options granted to the named executive officers during calendar year 2000:

                                     Individual Grants                Potential Realizable
                       ----------------------------------------------   Value at Assumed
                         Number    Percent of                            Annual Rates of
                           of        Total                                 Stock Price
                       Securities   Options                             Appreciation for
                       Underlying  Granted to   Exercise                 Option Term/2/
                        Options   Employees in    Price    Expiration ---------------------
Name                   Granted/1/ Fiscal Year  (per share)    Date        5%        10%
----                   ---------- ------------ ----------- ---------- ---------- ----------
Robert S. Cline          85,500      11.68%      $18.94     2/01/10   $1,018,413 $2,580,859
Robert G. Brazier        59,500       8.13%      $18.94     2/01/10      708,720  1,796,036
Carl D. Donaway          43,000       5.87%      $18.94     2/01/10      512,184  1,297,976
Kent W. Freudenberger    27,500       3.76%      $18.94     2/01/10      327,560    830,101
Lanny H. Michael          9,300       1.27%      $18.94     2/01/10      110,775    280,725
Kenneth J. McCumber       8,950       1.22%      $18.94     2/01/10      106,606    270,160

--------
/1/Options for the named executive officers were granted on February 1, 2000.
   Twenty-five percent of the options granted on February 1, 2000, will become exercisable on February 1, 2001, February 1, 2002 , February 1, 2003 and February 1, 2004, subject to certain contractual provisions that will apply in the event of a change in control (see Employment Contracts). The exercise price of all options was the fair market value of the Company's Common Stock on the date of grant.

/2/Based upon the $18.94 per share market price on the date of grant and assumed appreciation over the term of the options at the annual rates of stock appreciation shown. The named executive officers will realize no value from these options if the stock price does not increase following their grant.

Aggregate Option Exercises in 2000 and Year-End Option Values

  The following table shows information concerning stock options exercised during calendar year 2000 by the named executive officers and the value of unexercised options at the end of that year:

                                                 Number of Securities
                                                Underlying Unexercised     Value of Unexercised
                                                Options at Fiscal Year-    In-the-Money Options
                         Shares                           End               at Fiscal Year-End
                        Acquired      Value    ------------------------- -------------------------
Name                   on Exercise Realized/1/ Exercisable Unexercisable Exercisable Unexercisable
----                   ----------- ----------- ----------- ------------- ----------- -------------

Robert S. Cline          21,630     $247,393     315,524      223,500        $--          $--

Robert G. Brazier        28,640      313,961     258,100      148,250         --           --

Carl D. Donaway              --           --      46,770       81,000         --           --

Kent W. Freudenberger        --           --      72,376       65,500         --           --

Kenneth J. McCumber          --           --      32,940       15,450         --           --

Lanny H. Michael             --           --      31,680       18,950         --           --

/1/Represents the aggregate fair market value, on the respective dates of exercise, of the shares of Common Stock received on exercise of options, less the aggregate exercise price of the options.
--------

Comparative Performance Graph

  Set forth below is a graph comparing the cumulative total shareholder return on the Company's Common Stock with the cumulative total return of the Standard & Poor's Composite-500 Stock Index and the Standard & Poor's Transportation Index for the five-year period ended December 31, 2000.

              Comparison of Five-Year Cumulative Total Return/1/
                      Among Airborne, Inc. Common Stock,
         the S&P Composite-500 Index, and the S&P Transportation Index



                              [PERFORMANCE GRAPH]

     December 31               1995 1996 1997 1998 1999 2000
   ---------------------------------------------------------
     Airborne, Inc.            $100 $ 89 $237 $277 $170 $ 77
     S&P Composite-500 Index   $100 $123 $164 $211 $255 $232
     S&P Transportation Index  $100 $114 $148 $145 $131 $156

   /1/The total return on the Company's Common Stock and each index assumes the value of each investment was $100 on December 31, 1995 and that all dividends were reinvested.

Compensation Committee Report on Executive Compensation

  The Compensation Committee of the Board of Directors has furnished the following report on executive compensation:

  It is the responsibility of the Compensation Committee to set policies governing compensation of the Company's executive officers and to make recommendations to the Board as appropriate. These policies cover base salaries, incentive compensation, stock options, and any other forms of remuneration. In addition, the Committee evaluates performance of management, considers management succession, and deals with other personnel matters related to senior management.

  The Company has designed pay programs for executive officers that provide a strong link between the Company's performance and executive compensation. Each component of executive pay is weighted and valued so that, in total, highly talented executives can be attracted, retained and motivated to consistently improve the performance of the Company.

  Each year, the Committee reviews the total compensation of the Chief Executive Officer and the other executive officers. The Committee also monitors general compensation practices of all other officers of the Company and its subsidiaries. To assist in these duties, the Committee periodically retains the services of a compensation consulting firm to provide information on the competitiveness of compensation paid to executive officers of the Company compared to that of other companies of similar size and scope.

  A consulting firm was retained to obtain such information in 2000. The firm reviewed compensation paid by national transportation and general industry companies. Annual revenues of the comparison companies were approximately $3.3 billion.

  The Company compensates its executive officers through a combination of base pay, annual awards and longer-term incentives. The Committee considers how the mix of base salaries and annual awards compares to the median compensation level of the comparison companies, but does not target such compensation at, above, or below the median level. The Committee believes that total compensation potentially available to Company executive officers is competitive and provides the incentive necessary to motivate them to meet or exceed goals set by the Board.

  The compensation of the Chief Executive Officer and the other executive officers was reviewed during 2000 based on their performance and responsibilities and was adjusted as deemed appropriate by the Committee.

  During 2000 the executive officers had the potential to receive annual awards under the Company's executive incentive plans. In connection with these plans, the Committee approved an annual operating plan at the beginning of 2000 that established targets for pre-tax net profits and revenue growth. In addition certain executive officers were assigned individual objectives. The Committee also retained discretion to grant bonuses outside these plans on an individual basis.

  Annual awards under the plans are calculated as a percentage of base salary. The threshold for awards is attainment of 80% of the targets and the maximum payout is available at 150% target attainment. However, regardless of revenue growth and individual objectives, no awards are made unless the Company earns at least 80% of the targeted level of pre-tax net profit. In 2000 the Company did not achieve the threshold for pre-tax net profits. Accordingly, no awards were paid under the executive incentive plans.

  The Committee considers the desirability of granting longer-term incentive awards to the Company's officers, including the executive officers, under the Company's stock option program. In deciding the number of options to grant, the Committee considers the anticipated value of the options, the number of options outstanding or previously granted to the executives, and the aggregate number of grants to all employees of the Company. In 2000, stock options were granted to executive officers at an exercise price equal to the fair market value of the Company's stock on the date of grant. The Committee believes that these awards will have the desired effect of focusing the Company's senior management on building consistent profitability and shareholder value, since the awards directly ally the interests of management with an increase in the market price of the Company's stock.

  Under Federal income tax rules, the deduction for certain types of compensation paid to the Chief Executive Officer and four other most highly compensated officers of publicly held companies is limited to $1 million per employee. In certain circumstances, performance based compensation is exempt from the $1 million limit. The Committee believes all compensation earned by the Company's executive officers in 2001 will be deductible.

Richard M. Rosenberg, Chairman
James H. Carey
Harold M. Messmer, Jr.

Compensation Committee Interlocks and Insider Participation

  The Compensation Committee is currently composed of Mr. Rosenberg, Chairman, Mr. Carey and Mr. Messmer. Mr. Rosenberg was a director of BankAmerica Corporation, the parent of Bank of America. The Company has various demand deposit accounts, and participates in a credit agreement with Bank of America.

Audit Committee Report

  The Audit Committee of the Board of Directors has furnished the following report:

  The Audit Committee of the Board of Directors consists entirely of non-employee directors who are independent, as that term is defined in the New York Stock Exchange's Listing Standards. The Board adopted a written charter for the Committee during 2000, a copy of which is attached to this proxy statement as Annex A.

  Management of the Company has the responsibility for the financial statements and for their integrity and objectivity. To help fulfill this responsibility, management maintains a system of internal controls designed to provide reasonable assurance that assets are safeguarded against loss or unauthorized use and that transactions are executed in accordance with management's authorizations and are reflected accurately in the Company's records. The Committee oversees the fulfillment by management of its responsibilities over financial controls and the preparation of the financial statements. The Committee has reviewed the Company's audited financial statements for the fiscal year ended December 31, 2000 and discussed such statements with management, including discussions concerning the quality of accounting principles, reasonableness of significant judgments and disclosures in the financial statements.

  The Committee has discussed with the Company's independent auditors, Deloitte & Touche LLP, such matters relating to the performance of the audit as are required to be discussed by Statements of Auditing Standards No. 61 (Communications with Audit and Finance Committees, as amended). Additionally, the Committee has discussed with the independent auditors their independence from management and whether their provision of non-audit services is compatible with maintaining that independence. The Company has received the written disclosures from the independent auditors required by the Independence Standards Board Standard No. 1.

  In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2000 for filing with the Securities and Exchange Commission.

Andrew B. Kim, Chairman
William Swindells
Rosalie J. Wolf

Retirement Plans

  The Company maintains two qualified retirement plans that cover the named executive officers (and all other employees other than certain union employees) and a non-qualified Supplemental Executive Retirement Plan ("SERP") that provides for benefits in excess of statutory limits. Officers accrue benefits under the SERP based on an age and service formula that accumulates a point value used to determine a benefit level at a particular retirement age. Normal retirement age is 62. Points are credited for each year of service and year of age up to a maximum point total of 80. Assuming the attainment of the maximum point total, the plans, in conjunction with Social Security, are designed to provide a retirement benefit equal to approximately 65% of an officer's final average earnings at a normal retirement date of age 62. Final average earnings is the average of the highest five consecutive calendar years of compensation during an officer's last ten years of employment. Compensation considered in the formula includes salary and bonus paid in a calendar year without regard to IRS limitations.

  Benefits under the SERP determined through the above formula are offset by Social Security and the gross benefit amounts calculated under the Company's two qualified retirement plans. The qualified plans, a defined contribution profit sharing plan and a defined benefit plan, are used in connection with the SERP and Social Security to fund retirement benefits. The SERP is unfunded, although the Company maintains commingled investment fund assets that could be used to fund eventual benefit payments. The Company also has a voluntary 401(k) salary deferral plan.

  The following table sets forth the targeted annual pension benefits (calculated on the basis of a straight life annuity) payable upon normal retirement at age 62 to the Company's officers (including the named executive officers) based on specified years of service and levels of final average earnings. The amounts shown take into account Social Security offsets based on the career average Social Security wage base in effect in 2000.

Pension Plan Table

                                     Years of Service
              --------------------------------------------------------------
Remuneration     5        10       15       20       25       30       35
------------     -        --       --       --       --       --       --
 $  200,000   $ 82,443 $ 95,443 $108,443 $116,243 $116,243 $116,243 $116,243
    300,000    130,543  150,043  169,543  181,243  181,243  181,243  181,243
    400,000    178,643  204,643  230,643  246,243  246,243  246,243  246,243
    500,000    226,743  259,243  291,743  311,243  311,243  311,243  311,243
    600,000    274,843  313,843  352,843  376,243  376,243  376,243  376,243
    700,000    322,943  368,443  413,943  411,243  441,243  441,243  441,243
    800,000    371,043  423,043  475,043  506,243  506,243  506,243  506,243
    900,000    419,143  477,643  536,143  571,243  571,243  571,243  571,243
  1,000,000    467,243  532,243  597,243  636,243  636,243  636,243  636,243
  1,100,000    515,343  586,843  658,343  701,243  701,243  701,243  701,243

  Based on compensation through December 31, 2000, the final average earnings of the named executive officers were as follows: Mr. Cline, $859,501; Mr. Brazier, $709,961; Mr. Donaway, $439,663; Mr. Freudenberger, $415,247; Mr. McCumber, $268,872 and Mr. Michael, $246,405. All of the named executive officers have accrued at least 20 years of service, except for Mr. Michael, who has 19 years of service.

Employment Contracts

  Each of the named executive officers is elected annually and serves at the pleasure of the Board, subject, however, to agreements with the Company that generally assure that, in the event of a change in control of the Company, all of the officers will have the right to remain employed, at not less than the respective rates of compensation in effect as of the date of the change in control, for at least three years thereafter.

  The agreements with the named executive officers generally provide that, if an officer is terminated without "cause" (defined as willful and continued failure to perform duties after demand from the Board, or willful and gross misconduct) within three years after a change in control, the Company must pay the officer, in addition to all accrued compensation, the equivalent of three-years' salary, bonus and other benefits. Also under the agreements, an officer terminated after a change in control may elect to receive cash equal to the difference between the exercise price of all stock options held by the officer (whether or not then exercisable) and the market value of the stock on the date of termination, or the highest price per share actually paid in connection with any change in control of the Company, whichever is higher. In the absence of this provision, under the Company's stock option plans, an employee terminated other than for cause has three months to exercise any options exercisable on the date of termination but any options not then exercisable are canceled. The Company's stock option plans provide that all outstanding options become exercisable upon retirement and expire between 18 months and three years after the date of retirement unless their terms expire sooner. The Company is required to provide the same additional compensation and benefits described above in the event a named executive officer resigns due to failure of the Company, after a change in control, to provide the salary, other specific benefits and terms of employment required by the agreement.

  In return for the benefits under the agreements described above, each of the named executive officers has agreed, among other things, not to serve as an executive officer, director or consultant to any competitor of the Company for at least one year after termination of employment with the Company. While these contracts were designed to encourage these officers to stay with the Company, and not to deter changes in control, it is possible that a party wishing to obtain control of the Company with the intention of replacing incumbent management could be influenced by the additional cost that the Company would incur under these contracts.

                                  PROPOSAL 2
                             SELECTION OF AUDITORS

  The firm of Deloitte & Touche LLP, independent auditors, has examined the financial statements of the Company for the three years ended December 31, 2000, and has been recommended by the Audit Committee of the Board and by the full Board for reappointment. Deloitte & Touche LLP has no financial interest in the Company, nor does it have any connection with the Company in the capacity of promoter, underwriter, voting trustee, director, officer or employee. Representatives of Deloitte & Touche LLP are expected to be present at the annual meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions from shareholders. Unless a contrary vote is indicated thereon, the proxy solicited hereby will be voted for the selection of Deloitte & Touche LLP as such auditors for the ensuing year.

Auditor's Fees

Audit Fees

  The aggregate fees billed by Deloitte & Touche LLP for professional services rendered for the audit of the Company's annual financial statements for the fiscal year ended December 31, 2000 and for the reviews of the financial statements included in the Company's Quarterly Reports on Form 10-Q for that fiscal year were $238,700.

Financial Information Systems Design and Implementation Fees

  Deloitte & Touche LLP did not render professional services for information technology services relating to financial information systems design and implementation for the fiscal year ended December 31, 2000.

All Other Fees

  The aggregate fees billed by Deloitte & Touche LLP for services rendered to the Company, other than the services described above under "Audit Fees" for the fiscal year ended December 31, 2000 were $49,522.

                             SHAREHOLDER PROPOSALS

  The Company has been advised that several shareholders intend to present proposals at the annual meeting. The Company will furnish promptly the names, addresses, and number of shares held by the proponents of the following shareholder proposals upon receipt of written or oral request for such information to the Secretary.

                                  PROPOSAL 3
                             SHAREHOLDER PROPOSAL
                     TO DECLASSIFY THE BOARD OF DIRECTORS

Shareholder Resolution

  RESOLVED: That Airborne stockholders urge the Board of Directors take the necessary steps, in compliance with state law, to declassify the Board for the purpose of director elections. The Board's declassification shall be completed in a manner that does not affect the unexpired terms of directors previously elected.

Proponent's Supporting Statement

  Airborne's Board is divided into three classes of directors serving staggered three-year terms. This means an individual director faces election only once every three years, and shareholders only vote on roughly a third of the Board each year.

  Companies often defend classified boards by suggesting that they preserve continuity. We think continuity is insured through director re-elections. When directors are performing well they routinely are re-elected with majorities over 95%.

  We believe that annual elections can pave the way for improved board sensitivity to important shareholder issues. In particular, it can help speed the diversification of Airborne's Board and introduce new perspectives.

  In addition, a declassified board allows the company to respond quickly to changes by giving the board the ability to appoint more qualified candidates each year. A declassified board can help give Airborne the flexibility it needs as it moves into the next century.

  For the past two years, the proposal to declassify Board of Director elections has received majority votes. In 2000, the proposal received 73% of the shareholder vote.

  The evidence shows that shareholders are fed up with classified boards. This is especially true for employee shareholders. This past year, majorities of shareholders voted to declassify boards at many companies, including: Baxter International (60.4%), Eastman Chemical (70%), Eastman Kodak (60.7%), Lonestar Steakhouse & Saloon, Inc. (79%), Silicon Graphics (81.1%), United Health Group (75.7%), Weyerhaeuser (58%) and Kmart/1/ (68.5%). In 1999, shareholders voted to declassify boards with a majority at Cendant, Cooper Tire & Rubber, Kaufman & Broad Home, Oregon Steel and Tenneco. In 1998, Walt Disney Company agreed to change the by-laws after the resolution passed with 65% of the vote. More than 70% of shareholders demanded that same at Fleming and Eastman Kodak.

  By adopting annual elections, Airborne can demonstrate its commitment to fuller accountability to shareholders, accountability that honors shareholder prerogatives.

  We urge you to vote YES for this proposal.
--------
1. At Kmart, the proposal was binding and received 68.5% of ballots cast, 45.78% of shares outstanding. Kmart's by-laws require support of 58% of shares outstanding.

                       BOARD OF DIRECTORS RECOMMENDATION

         THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE
                              AGAINST PROPOSAL 3

  The Company's Board of Directors is divided into three classes with directors elected to staggered three-year terms. The Company adopted its classified board as a result of a majority vote of all outstanding shares at its 1982 annual meeting. The Board believes board classification continues to serve the best interests of the Company's shareholders.

  The Board believes classification provides stability in its composition and long-range planning. A classified board ensures that a majority of the Board will have prior experience as directors of the Company. A Board with a historical perspective of the Company is better positioned to make the fundamental decisions that are best for the Company and its shareholders. This enables the directors to build on past experience and plan for a reasonable period in the future. The annual election of one-third of the Board also helps to prevent abrupt changes in corporate policies that might result if the entire Board were elected each year.

  The Board also believes that a classified board reduces the ability of a third party to effect a sudden, unsolicited change in the Company's direction. It allows the Board to fulfill its duties to the shareholders by providing an opportunity to negotiate with the proponent of change, consider alternatives and seek the best results for all shareholders.

  The Board continues to believe that directors who are elected to three-year terms are just as accountable to shareholders as directors who are elected annually.

  Directors have fiduciary duties that do not depend on how often they are elected. The Board has policies that further the accountability of the Board to the shareholders. A portion of each director's compensation is paid in Airborne stock and options to purchase Airborne stock.

  Shareholders have the opportunity annually to vote against one-third of the directors as a way of expressing any dissatisfaction with the Board or management. A majority of the Board can be replaced in the course of two annual meetings, all held within approximately one year.

  The Board recognizes that some shareholders oppose board classification. Nevertheless, classified boards reportedly remain a feature of corporate governance at a majority of S&P 500 companies. The shareholder proposals for board declassification at the Company's 1999 and 2000 annual meetings received support from less than half of the outstanding shares.

  Approval of this proposal would require the affirmative vote of a majority of the shares represented in person or by proxy at the meeting and entitled to vote. However, approval of the proposal would not automatically eliminate the classified board, as this proposal is only a recommendation. Eliminating the classified board would require action by the Board to amend the Company's Certificate of Incorporation and Bylaws, which provide for a classified board.

                       THE BOARD OF DIRECTORS RECOMMENDS
                          A VOTE AGAINST PROPOSAL 3.

                                  PROPOSAL 4
                             SHAREHOLDER PROPOSAL
                      FOR CONFIDENTIAL SHAREHOLDER VOTING

Shareholder Resolution

  RESOLVED: To increase shareholder value Airborne shareholders recommend that the board of directors adopt a bylaw or policy requiring confidentiality for all proxies, ballots and voting tabulations that identify how shareholders vote. Also the inspectors of election are to be independent and not employees of the company.

  The Investor Responsibility Research Center (IRRC) reported that confidential voting proposals won 52% shareholder approval at major companies in 2000. This proposal is to apply to each election in which a change in control is not an issue.

Proponent's Supporting Statement

  The confidential ballot is fundamental to the American system. This protection ensures that voters are not subject to:

  .  Actual

  .  Perceived or

  .  Potential coercive pressure.

  IRRC surveyed 56 institutional investors and found that 75% said they consistently support confidential voting proposals. Airborne is 67% owned by institutional shareholders.

  Confidential voting enhances shareholder rights. By protecting the confidentiality of the ballot, shareholders are free to oppose management nominees and express positions without fear of retribution:

  This is especially important for professional money managers whose business relationships can be jeopardized by their voting positions.

  Management's proxy solicitors have elaborate databases that can match street name account numbers with the identity of shareholders.

Prevent Management Control of the Shareholder Ballot.

  This proposal will prevent management from identifying shareholders and personally lobbying those shareholders who are not voting according to management's instructions.

What incentive is there for improved corporate governance--highlighted by confidential voting?

  A recent survey by McKinsey & Co., international management consultant shows that institutional investors are prepared to pay an 18% premium for good corporate governance.

                      Wall Street Journal  June 19, 2000

  The adoption of this one proposal to improve a significant management rule deserves particular attention because the Company has other important rules and practices that are not competitive--according to many institutional investors:

  . The board refused to act on the 70% vote of shareholders for Annual Election of each Director at the 1999 shareholder meeting. Shareholders responded by voting a greater 74% approval at the 2000 shareholder meeting.

  . Rich stock options: Management recommended shareholders adopt a lucrative stock option plan at the 2000 annual meeting that would raise all company stock option plans to a cost of nearly 11%. A respected institutional shareholder advisory firm calculated that this cost was 16% higher than the Airborne cap should be.

  .  No shareholder vote to ratify outside auditors.

  .  Directors are not required to own any stock.

  Airborne needs to be more competitive at the highest level of the company-- where it will have the greatest impact to return the stock to the $43 price of 1999.

To improve corporate governance and company performance vote yes:

                        CONFIDENTIAL SHAREHOLDER VOTING
                                   YES ON 4

                       BOARD OF DIRECTORS RECOMMENDATION

                            THE BOARD OF DIRECTORS
           RECOMMENDS THAT THE SHAREHOLDERS VOTE AGAINST PROPOSAL 4

  The Company has independent inspectors of election and has no plans to change this practice.

  Shareholders already have the freedom to choose whether or not they want their vote to be confidential by the way they structure their ownership of the Company's stock. A shareholder choosing anonymity may hold shares in street name through a bank, broker or other nominee who cannot disclose the shareholder's name without consent. As of the record date for the 2001 annual meeting, more than 95% of the Company's shares were held in nominee name. Shareholders may choose to hold their shares of record in order to communicate their views to management.

  The Board believes the Company needs the ability to contact shareholders on issues that are important to the Company's success. This proposal limits that ability. The proposal also fails to include exceptions to confidentiality when disclosure is requested by a shareholder or required by law.

  The Board believes it is structured appropriately to protect shareholder interests. The Board has adopted policies concerning director ownership of Company stock. Information on director stock ownership is set forth on page 8 of this Proxy Statement. Proposal 2 asks the shareholders to approve the selection of the Company's independent auditors. At the 2000 annual meeting, the Board asked for and obtained shareholder approval of the 2000 Director Stock Option Plan.

             THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE
                              AGAINST PROPOSAL 4

                                  PROPOSAL 5
                             SHAREHOLDER PROPOSAL
                     FOR SHAREHOLDER VOTE ON POISON PILLS

Shareholder Resolution

  RESOLVED: Adopt proposal that won greater than 55% shareholder approval at 24 major companies in 2000. To increase shareholder value Airborne shareholders recommend that a shareholder vote be required to maintain Airborne's poison pill or adopt a new poison pill. The company is to redeem or terminate any such plan or agreement.

  Also, require that any future action on this topic be put to shareholder vote--as a separate proposal.

Proponent's Supporting Statement

Why submit the Airborne poison pill to a shareholder vote?

  . The poison pill injures shareholders by reducing management accountability and adversely affects shareholder value.

      Nell Minow and Robert Monks in their book, Power and Accountability

  . "Shareholder approval of all poison pills" is recommended by the Council of Institutional Investors (www.cii.org) in its Shareholder Bill of Rights.

  .  Airborne is 67%-owned by institutional investors.

  The combination of director's staggered 3-year terms and poison pill is a formidable defense against hostile take-over overtures. In order to repeal the Airborne poison pill and push through a take-over, a group must win virtually all board seats up for election at 2 consecutive annual meetings. Few groups are willing to undertake this process due to the time and expense required.

  This reform is necessary to improve the stock price that plummeted 62% in the first 3 quarters of 2000. By requiring a shareholder vote on poison pills, the directors will be less entrenched and more responsive to turn around recent reversals. Otherwise they risk being replaced by better management.

  Airborne's stock plummeted from $43 in 1999.

  Airborne loss warning stuns analysts.

  Analysts expected the Company to earn 29 cents a share.

  The company warned it would lose 5 to 10 cents a share in the third quarter--the first quarterly loss in 8 years.

  "I didn't expect it to be this bad," said Ed Wolfe, Bear Stearns analyst. Wolfe said he expected the Company to earn at least 10 cents a share even in his worst-case scenario.

  The company continues to lose ground against UPS, Fed-Ex and technology.

  Airborne's sales had minuscule growth--less than 1% last quarter.

  Airborne stock dropped 62% since January.

                       Seattle Times  September 29, 2000

  The Seattle Times reported that the proponent of this proposal, John Chevedden, Redondo Beach, California, won a 2 to 1 vote for his annual election of each director proposal at the 1999 Airborne annual meeting.

  In its response to the proposal, Airborne was asked to name the steps it has taken in the last year to improve corporate practices at the highest level of the company.

  To restore shareholder value vote yes.

             ADOPT PROPOSAL THAT WON GREATER THAN 55% SHAREHOLDER
                    APPROVAL at 24 MAJOR COMPANIES in 2000:
                       SHAREHOLDER VOTE ON POISON PILLS
                                   YES ON 5

                       BOARD OF DIRECTORS RECOMMENDATION

            THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS
                            VOTE AGAINST PROPOSAL 5

  The Board of Directors maintains a shareholder rights plan ("Rights Plan") to maximize shareholder value in the event of a change in control or takeover. Rights plans have been adopted by a majority of S&P 500 corporations.

  The purpose of the Rights Plan is to help the Board maximize shareholder value in the event of a takeover attempt by encouraging negotiations with the Board and by giving the Board the opportunity to explore other alternatives. The Rights Plan is not intended to and will not prevent a takeover on terms determined by the Board to be fair, adequate and in the best interests of all shareholders. If the Board determines that an offer adequately reflects the value of the Company and is in the best interests of all shareholders, the Rights Plan provides that the Board may redeem the rights.

  The Rights Plan is designed to protect shareholders against potential abuses during the takeover process, such as "creeping" acquisitions of the Company's stock in the open market, hostile tender offers made at less than a full and fair price, partial and two-tiered tender offers that discriminate among shareholders, and other abusive tactics that can be used to deprive shareholders of the ability to get a full and fair price for all of their shares.

  Delaware law imposes a fiduciary duty on the Board to act in the best interests of the Company's shareholders and to oppose unfair takeover offers. Courts have recognized that rights plans are a useful and legitimate tool available to directors in fulfilling their fiduciary responsibilities to shareholders. The Company's directors are well aware of their fiduciary duties and responsibilities to the Company's shareholders when evaluating the merits of any acquisition proposal.

  A 1997 study by Georgeson Shareholder Communications, Inc., a major proxy solicitation firm, concluded that rights plans did not reduce the likelihood of takeovers and that companies with rights plans received higher premiums than those without rights plans.

  The adoption of a shareholder rights plan does not require shareholder approval. The Board believes that the adoption of a rights plan is appropriately within the scope of responsibilities of the Board, acting on behalf of the shareholders.

             THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE
                              AGAINST PROPOSAL 5

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Securities Exchange Act of 1934, as amended, requires that certain of the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, file reports of ownership and changes of ownership with the Securities and Exchange Commission and the New York Stock Exchange. Officers, directors and greater than ten percent shareholders are required by SEC regulation to furnish the Company with copies of all such forms they file.

  Based solely on its review of the copies of such forms received by the Company, and on written representations by the Company's officers and directors regarding their compliance with the filing requirements, the Company believes that, in 2000, all filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with.

                             SHAREHOLDER PROPOSALS

  The Company's 2002 Annual Meeting of Shareholders is scheduled to be held on April 23, 2002. Proposals of shareholders intended to be presented at the 2002 Annual Meeting must be received by the Company on or prior to November 13, 2001, to be eligible for inclusion in the Company's Proxy Statement and form of proxy to be used in connection with the 2002 Annual Meeting.

  A shareholder of record who intends to submit a proposal at the 2002 Annual Meeting that is not eligible for inclusion in the Proxy Statement, or who intends to submit one or more nominations for directors at the meeting, must provide prior written notice to the Company. The notice should be addressed to the Secretary and received at the Company's principal executive offices not later than January 23, 2002 for proposals and not later than February 12, 2002 for director nominations. The written notice must satisfy certain requirements specified in the Company's Bylaws. A copy of the Bylaws will be sent to any shareholder upon written request to the Company's Secretary.

                                 OTHER MATTERS

  Management is not aware at this time that any other matters are to be presented for action at this meeting. If other matters come before the meeting, the persons named in the enclosed proxy form will vote all proxies in accordance with their best judgment unless the shareholder has indicated on the proxy card that the shares represented thereby are not to be voted on such other matters. No action will be required of shareholders regarding reports of officers.

  IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY AND THAT YOUR SHARES BE REPRESENTED. SHAREHOLDERS ARE URGED TO FILL IN, SIGN AND PROMPTLY RETURN THE ACCOMPANYING FORM OF PROXY IN THE ENCLOSED ENVELOPE.

March 13, 2001
Seattle, Washington

Annex A

                                Airborne, Inc.
                            Audit Committee Charter

I. Purpose

  The Audit Committee (or "Committee") is appointed by the Board of Directors to assist the Board in fulfilling its oversight responsibilities. The Committee's primary duties and responsibilities are to monitor (1) the integrity of the Company's financial reporting process and systems of internal controls and (2) the independence and performance of the Company's independent auditors.

  The Committee has the authority to retain special legal, accounting, or other consultants or experts it deems necessary in fulfilling the performance of its responsibilities.

II. Composition and Meetings

  The Audit Committee shall be comprised of at least three directors who meet the independence and experience requirements of the New York Stock Exchange. Each Audit Committee member shall be an independent nonexecutive director, free from any relationship that would interfere with the exercise of his or her independent judgment. All members of the Committee shall have a basic understanding of finance and accounting and be able to read and understand fundamental financial statements, and at least one member of the Committee shall have accounting or related financial management expertise.

  Members of the Audit Committee shall be appointed by the Board. The Audit Committee shall meet at least two times annually, or more frequently as circumstances dictate.

III. Responsibilities and Duties

Review Procedures

  1. Review and reassess the adequacy of this Charter at least annually and recommend any proposed changes to the Board for approval.

  2. Review the Company's annual audited financial statements prior to filing or distribution. Review should include discussion with management and independent auditors of significant issues regarding accounting principles, practices and judgments.

  3. In consultation with management and the independent auditors, consider the integrity of the Company's financial reporting processes and controls. Discuss significant financial risk exposures and the steps management has taken to monitor, control, and report such exposures. Review significant findings prepared by the independent auditors together with management's responses.

  4. Review with financial management and the independent auditors the Company's quarterly financial results prior to the filing of the Quarterly Report on Form 10-Q. The Chair of the Committee may represent the entire Audit Committee for purposes of this review.

Independent Auditors

  5. The independent auditors are ultimately accountable to the Audit Committee of the Board of Directors. The Committee shall review the independence and performance of the independent auditors and annually recommend to the Board of Directors the appointment of the independent auditors or approve any discharge of the auditors when the circumstances warrant.

  6.   Approve the fees paid to the independent auditors.

  7. On an annual basis, receive and review with the independent auditors a written statement describing all significant relationships they have with the Company that could impair the auditors' independence.

  8. Discuss with the independent auditors the matters required to be discussed by AICPA Statement on Auditing Standards No. 61 relating to the conduct of the annual audit. Matters include discussion of significant accounting policies, management judgments and accounting estimates, significant audit adjustments, disagreements with management and difficulties encountered in performing the audit.

Other Audit Committee Duties

  9. Annually prepare a report to shareholders as required by the Securities and Exchange Commission. This report should be included in the Company's annual proxy statement.

  10. Perform any other activities consistent with this Charter, the Company's bylaws and governing law, as the Committee or the Board deems necessary.

                                AIRBORNE, INC.
             3101 Western Avenue, P.O. Box 662, Seattle, WA 98111

                                   P R O X Y

         This Proxy is Solicited on Behalf of the Board of Directors

        The undersigned hereby appoints James H. Carey, Andrew B. Kim and Robert
S. Cline as Proxies, each with the power to appoint a substitute, and hereby authorizes them to represent and to vote, in such manner as in their discretion shall be deemed appropriate to carry out the authority as designated below, all the shares of Common Stock of Airborne, Inc. (the "Company") held of record by the undersigned on February 20, 2001, at the annual meeting of shareholders to be held April 24, 2001, or any adjournments thereof.

        This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. Except as otherwise directed, this proxy will be voted FOR the election of the nominees named on the reverse side; FOR approval of Deloitte & Touche LLP as independent auditors; AGAINST the shareholder proposal to declassify the Board for the purpose of director elections; AGAINST the shareholder proposal for confidential shareholder voting; and AGAINST the shareholder proposal for a shareholder vote on poison pills.

Continued, and to be signed and dated on reverse side.

                                        AIRBORNE, INC.
                                        P.O. BOX 11249
                                        NEW YORK, N.Y. 10203-0249

                         Please Detach Proxy Card Here

1. ELECTION OF DIRECTORS -              FOR all nominees        [_]
   Class A (Term to expire 2004)        listed below.

WITHHOLD AUTHORITY to vote      [_]     EXCEPTIONS              [_]
for all nominees listed below.

Nominees: Carl D. Donaway, Harold M. Messmer, Jr., Mary Agnes Wilderotter, Rosalie J. Wolf
(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the "Exceptions" box and strike out the nominee's name above. If you desire to cumulate your votes for any individual nominee(s), write your instruction, as to number of votes cast for each, on the space provided below. The total must not exceed four times the number of shares you hold).

--------------------------------------------------------------------------------

2. To approve the selection of Deloitte & Touche LLP as independent auditors.

   FOR    [_]                 AGAINST   [_]              ABSTAIN    [_]

3. To approve the shareholder proposal to declassify the Board of Directors for the purpose of director elections. Director recommendation: AGAINST

   FOR    [_]                 AGAINST   [_]              ABSTAIN    [_]

4. To approve the shareholder proposal for confidential shareholder voting. Director recommendation: Against

   FOR    [_]                 AGAINST   [_]              ABSTAIN    [_]

5. To approve the shareholder proposal for a shareholder vote on poison pills. Director recommendation: Against

   FOR    [_]                 AGAINST   [_]              ABSTAIN    [_]

6. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting, or any adjournments thereof.

                                Change of Address and/
                                or Comments Mark Here     [_]

Please sign as the name appears hereon. When shares are held by joint tenants, both should sign. When signing as an attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If partnership, please sign in partnership name by authorized person.


Dated: ________________________, 2001


_____________________________________
              Signature


_____________________________________
      Signature if held jointly

Votes must be indicated
(x) in Black or Blue ink.      [X]

Please Mark, Sign, Date and Return the Proxy Card Promptly Using the Enclosed Envelope.

                              Please Detach Here
                You Must Detach This Portion of the Proxy Card
                 Before Returning it in the Enclosed Envelope